                                                                                                                                                      Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger Vice President - Corporate and Investor Relations
Phone:	847-735-4612

DUSTAN E. McCOY ELECTED CHAIRMAN AND CEO OF BRUNSWICK

LAKE FOREST, Ill., Dec. 7, 2005 -- Brunswick Corporation (NYSE: BC) announced today that its Board of Directors has elected Dustan E. McCoy as the company’s chairman and chief executive officer. McCoy replaces George W. Buckley who has resigned from the company to become the chairman, president and chief executive officer of 3M Company.
  “We are fortunate to have an executive with Dusty’s broad range of operating management and corporate experience to lead Brunswick,” said Manuel A. Fernandez, Brunswick’s lead director. “Over the past five years, Dusty has nearly doubled the size of the boat group, acquired 13 boat brands and enhanced relationships with our dealer network. His background and operations experience make him uniquely qualified to take Brunswick to the next level.”
“Brunswick has a rich history, but an even more promising future,” McCoy said. ”We have a sound strategy for moving forward. Our 26,000 employees worldwide have shown their passion for innovation and growth, and I am excited about this opportunity to lead them and our company and to further leverage our leading brands in marine, fitness, bowling and billiards.”
McCoy, 56, has served as vice president of Brunswick Corporation and president of the Brunswick Boat Group since its formation in 2000. He joined Brunswick in 1999 as vice president, general counsel and corporate secretary. Prior to joining Brunswick,
McCoy served as executive vice president of Witco Corporation with operating responsibility for a variety of global businesses and functions. During his six years at
Witco, McCoy also served as senior vice president, general counsel and corporate secretary. He earned a bachelor of arts degree from Eastern Kentucky University and his law degree from Chase Law School.
About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea and Kellogg Marine parts and accessories distributors; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.